Exhibit 5.6

October 6, 2014

inVentiv Health, Inc.

1 Van de Graf Drive

Burlington, Massachusetts 01803

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-4 (as amended, the “Registration Statement”) filed by inVentiv Health, Inc., a Delaware corporation (the “Issuer”), and certain subsidiaries of the Issuer (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in the exchange offers (the Exchange Offers”) of (a) $185,497,000 aggregate principal amount of its 10% Senior Notes due 2018, and (b) $164,503,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) for (1) all of its outstanding $185,497,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 issued on August 4, 2010 and June 10, 2011, and (2) $164,503,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 issued on July 13, 2011 (the “Outstanding Notes”), respectively. The Exchange Notes are to be issued pursuant to an Indenture, dated as of August 4, 2010, among the Issuer, certain subsidiaries of the Issuer and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, a federal savings bank, as Trustee (the “Trustee”), which Indenture was further supplemented by the Supplemental Indenture dated as of September 1, 2010 by and among Chamberlain Communications Group LLC and the Trustee, the Supplemental Indenture dated as of February 11, 2011, by and among Campbell Alliance Group, Inc., Pharmaceutical Institute, Inc., Campbell Alliance Market Research and Analytics, LLC and the Trustee and the Third Supplemental Indenture dated as of June 10, 2011, by and among the Issuer, Ingenix Pharmaceutical Services, Inc., Raven Holdco LLC, the existing Guarantors under the Indenture and the Trustee, the Fourth Supplemental Indenture, dated as of July 13, 2011, by and among the Issuer, the Guaranteeing Subsidiaries (as defined therein), the existing guarantors under the Indenture and the Trustee, the Fifth Supplemental Indenture, dated as of April 30, 2012, by and among the Issuer, the guarantors identified therein and the Trustee, the Sixth Supplemental Indenture, dated as of December 30, 2012, by and among the Issuer, the guarantors identified therein and the Trustee, the Seventh Supplemental Indenture, dated as of February 7, 2013, by and among the Issuer, the guarantors identified therein and the Trustee, the Eighth Supplemental Indenture, dated as of December 10, 2013, by and among the Issuer, the guarantors identified therein and the Ninth Supplemental Indenture, dated as of August 12, 2014, by and among the Company, the guarantors identified therein and the Trustee (the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture. Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 10 of the Indenture (the “Guarantees”).

inVentiv Health, Inc.

October 6, 2014

We have acted as counsel to the Issuer with respect each of (i) South Florida Kinetics, Inc., a Florida corporation (“Kinetics”), and (ii) inVentiv Health Clinical SRS, LLC, a Florida limited liability company (“InVentiv”; together with Kinetics, each individually a “Company”, and collectively, the “Companies”).

In connection with this opinion, we have examined the Indenture, which is being filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records as we have deemed appropriate in order to enable us to render the opinions set forth herein. In such examination, we have assumed, without inquiry or investigation, (i) the legal capacity of each natural person, (ii) the authenticity of original documents and the genuineness of all signatures, (iii) the conformity to the originals of all documents submitted to us as copies, (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (v) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents and (vi) that each transaction complies with all tests of good faith, fairness and conscionability required by law.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that each Company has been formed and is existing and in good standing under the laws of the State of Florida, has the limited liability company power, or corporate power, as the case may be, power to perform its obligations under the Indenture, including the Guarantees, and has taken all limited liability company action or corporate action, as the case may be, to authorize its performance of the Indenture, including the Guarantees. The Indenture has been duly and validly executed by the Companies.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity. This opinion letter is based, as to matters of law, solely on the internal law of the Florida (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of such jurisdiction) that, in our experience, is normally applicable to a transaction of the type contemplated by the Indenture and to the parties thereto; we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. Weil Gotshal and Manges LLP may rely on this opinion in connection with delivering an opinion regarding the Exchange Offers.

Very truly yours, GREENBERG TRAURIG, P.A.

By:	/s/ Steven E. Goldman